Exhibit 10.1

SEPARATION AGREEMENT, WAIVER AND RELEASE

This Separation Agreement, Waiver and Release (the “Agreement”) is voluntarily being entered into as of February 16, 2018, by and between Robert C. Rubenstein of 1 Spinnaker Lane, Essex, Connecticut, acting on behalf of himself, his heirs, executors, and administrators (“Rubenstein”), and the Mohegan Tribal Gaming Authority (“MTGA”), an instrumentality of the Mohegan Tribe of Indians of Connecticut, a federally recognized sovereign Indian Tribe (“Tribe”), of One Mohegan Sun Boulevard, Uncasville, Connecticut 06382, and its successors and assigns, acting on behalf of itself and on behalf of its former, present and future affiliates, tribal members, council members, board members, directors, officers, principals, agents, employees, and their respective successors and assigns, for purposes of mutually exchanging the consideration set forth herein and, in connection with Rubenstein’s resignation from MTGA, mutually resolving fully and finally all claims and/or disputes that may have arisen out of or during the course of Rubenstein’s employment with the MTGA, including but not limited to those arising under any employment agreement between MTGA and Rubenstein up until the date of full and final execution of this Agreement.

WITNESSETH:

WHEREAS, Rubenstein has been employed by the MTGA in the capacity of Senior Vice President and General Counsel of MTGA pursuant to the terms of an Employment Agreement dated as of July 25, 2016 and made effective as of October 1, 2016 (the “Employment Agreement”); and

WHEREAS, Rubenstein resigned from his employment with the MTGA on February 16, 2018 (“Separation Date”); and

WHEREAS, the MTGA and Rubenstein each desire to resolve against the other all disputes and claims that it or he has, had, may have had and/or could have had arising out of or in connection with Rubenstein’s employment relationship, his resignation from MTGA, and/or the Employment Agreement to the date of this Agreement, and to enter into this Agreement to resolve any and all issues between them without admitting any wrongdoing.

NOW THEREFORE, to resolve fully and finally all disputes and claims arising out of and/or relating to Rubenstein’s employment relationship with the MTGA, and with any other person or entity affiliated with or acting on behalf of the MTGA, to the date of this Agreement, and in consideration of, among other things, the mutual promises set forth herein, the receipt and adequacy of which consideration are acknowledged by Rubenstein and MTGA, Rubenstein and the MTGA hereby agree and stipulate as follows:

1.	WITHDRAWAL OF CLAIMS.

Rubenstein hereby acknowledges, represents and certifies that as of the effective date of this Agreement, he has not filed, will not file, and waives any claims, suits, or causes of action of any kind against the MTGA or any of the Released Parties (as defined and more fully set forth in Section 4 of this Agreement) that Rubenstein could bring in any forum whatsoever arising out of or related to his employment or the separation of that employment with the MTGA up to the date of this Agreement, and he agrees that he will never file or assert such claims in any forum whatsoever. Rubenstein acknowledges and agrees that, if any claim, suit or cause of action is brought by any person, government agency, or any other entity in his behalf related to his employment or the separation of that employment with the MTGA, he shall only participate in any such claim, suit or cause of action to the extent required by applicable law and in no event shall he receive or recover any tangible benefit, other than the consideration to be paid pursuant to this Agreement.

2.	TERMINATION OF EMPLOYMENT.

The MTGA and Rubenstein agree that Rubenstein resigned from his employment with the MTGA on February 16, 2018. The parties further acknowledge and agree that all obligations of the MTGA to Rubenstein, except as specifically set forth herein, are terminated.

3.	CONSIDERATION

In full consideration for Rubenstein entering into and abiding by the terms of this Agreement, MTGA shall make the following payments to Rubenstein and/or on behalf of Rubenstein:

a. MTGA shall continue to pay weekly installments of Rubenstein’s current Base Annual Salary as in effect February 16, 2018, after the Separation Date through Friday, May 18, 2018, which amount shall be paid in accordance with the payroll procedures of the MTGA; and

b. MTGA shall continue to pay its contribution to the premium for Rubenstein’s health insurance coverage after the Separation Date through May 18, 2018, provided that any applicable employee-paid portion of the premium for such health plan coverage will be deducted from Rubenstein’s payments under Paragraph 3(a) consistent with prior practice; and

c. MTGA shall, on or before May 18, 2018, provide Rubenstein a relocation payment in the amount of fifteen thousand dollars ($ 15,000.00), subject to withholding of applicable taxes and deductions required by law; and

d. MTGA shall, no later than May 31, 2018, pay Rubenstein any accrued and unused PTO pay, subject to withholding of applicable taxes and deductions required by law.

In the event of Rubenstein’s death prior to payment in full of the above amounts, any remaining payments required hereunder shall be payable to Rubenstein’s estate. All such payments and benefits are subject to deductions for payroll taxes and any other deductions required or imposed by law.

Rubenstein hereby acknowledges and agrees that the above constitutes good, valuable and sufficient consideration for his waiver and release of any and all actual or potential claims he may have against the MTGA and/or the Released Parties, as hereafter defined, and for his obligations under this Agreement.

4.	WAIVER OF CLAIMS AND CAUSES OF ACTION BY RUBENSTEIN.

In consideration for the undertakings herein of MTGA, Rubenstein hereby waives and forever releases and discharges the MTGA, the Tribe, its and their former, present and future affiliates, tribal members, council members, board members, directors, officers, principals, agents, employees, and their respective successors and assigns (hereinafter, collectively, the “Released Parties”) from and against any and all claims and causes of action of any kind whatsoever that he may have, now has or has had or may have had against any of the Released Parties, whether known or unknown, which arose or could have arisen up to the execution of this Agreement, including but not limited to the following:

a. Any and all claims, duties, and causes of action, arising out of or during the course of Rubenstein’s employment with the MTGA, the Employment Agreement, Rubenstein’s application for employment, any transfers of duties, reporting arrangements, assignments, and/or the resignation or separation of Rubenstein’s employment;

b. Any and all duties and obligations to Rubenstein that MTGA or the Released Parties, or any of them, has or has undertaken or should have undertaken in connection with Rubenstein’s employment with the MTGA;

c. Except for the payments set forth in Paragraph 3 above, and any payment to which he may be entitled pursuant to any retirement savings plan or similar plan in which Rubenstein is or may be an eligible participant, any claims for past or future compensation, severance payments, accrued and/or future bonus or incentive payments, reimbursement of expenses (other than those expenses that have been properly documented and submitted for reimbursement prior to March 18, 2018), payment of life and/or disability insurance premiums, payment of any allowances, accrued paid time off which includes vacation and sick time (“PTO”), except as provided in Section 3(d), defamation, intentional or negligent infliction of emotional distress, failure to promote, retaliatory and discriminatory discharge, disability discrimination, wrongful discharge, retaliation for the exercise of speech rights, interference with contractual relations, prima facie tort and all other contract or tort claims, or claims for indemnification other than those claims set forth in Section 5 hereof, whether or not arising out of or during the course of his employment, including, but not limited to, any claims for unpaid past or future incentive bonuses or any other compensation of any kind or nature; and

d. Any and all claims and/or causes of action that MTGA or any of the Released Parties violated any applicable federal, state or Tribal law prohibiting discrimination based on age, race, disability or handicap, gender, national origin, ethnic origin, religion or other forms of discrimination, including, among others: the Equal Pay Act of 1964, 29 U.S.C. 206; the Age Discrimination in Employment Act; the Older Workers’ Benefit Protection Act of 1990; Title VII of the Civil Rights Act of 1964; Section 1981 of the Civil Rights Act of 1866; the Civil Rights Act of 1991; the Americans With Disabilities Act; the Rehabilitation Act of 1973; the Vietnam Era Veterans Readjustment Assistance Act; the National Labor Relations Act; the Employee Retirement Income Security Act; any federal, state or tribal whistleblower law; the Connecticut Fair Employment Practices Act; the Indian Civil Rights Act; the Mohegan Discriminatory Employment Practices Ordinance, Mohegan Tribal Ordinance 2002-04 or any amendments thereto; the Mohegan Torts Ordinance; Mohegan Tribal Ordinance 2001-07-1, or any amendments thereto; and any and all claims and/or causes of action for retaliation against him by MTGA or any of the Released Parties for the exercise of any rights under Tribal, state, federal law, or for violation of any other federal, state or Tribal law, whether or not specifically identified herein.

Rubenstein agrees never to file, commence, prosecute or support financially any action, claim, complaint, proceeding, or charge against the MTGA or any of the Released Parties, in any tribal, state or federal court, administrative agency, or through arbitration or mediation or through any other forum with respect to any matter, for or with the purpose of recovering damages or other monetary or personal or equitable relief, or any penalty or censure against the MTGA or any of the Released Parties, based on any claim that was or could have been raised arising out of the formation, performance or termination of the employment relationship or the Employment Agreement, or for any act, transaction, practice, conduct or omission known or unknown that has occurred prior to the effective date of this Agreement.

If any claim is not subject to release, Rubenstein waives, to the fullest extent permitted by applicable law, any right or ability to be a class or collective action representative or otherwise to recover in any claim, including any putative or certified class, collective or multi-party action or proceeding based on such claim in which MTGA and/or any of the Released Parties is a party.

Neither party is waiving or releasing the other party from any claim for violation of this Agreement.

5.	SURVIVAL OF INDEMNIFICATION CLAIMS.

It is expressly understood and agreed that MTGA remains bound by and subject to the duty to provide indemnification to Rubenstein as set forth in Paragraph 1 (D) of the Employment Agreement and that such obligation continues indefinitely and remains in full force and effect notwithstanding termination of the Employment Agreement, except that MTGA shall have no duty or obligation to defend or indemnify Rubenstein as required by written order of any regulatory or government agency having jurisdiction over the MTGA or its subsidiaries.

6.	WAIVER OF CLAIMS AND CAUSES OF ACTION BY MTGA.

In consideration for the undertakings herein of Rubenstein, MTGA, on behalf of itself and its former, present and future affiliates, tribal members, council members, board members, directors, officers, principals, agents, employees and their respective successors and assigns, hereby waives and forever releases and discharges Rubenstein and his heirs, successors and assigns from and against any and all claims and causes of action of any kind whatsoever that any of them may have, now have or have had or may have had against Rubenstein, whether known or unknown, which arose or could have arisen out of Rubenstein’s employment with MTGA up to the execution of this Agreement.

7.	NON-ADMISSION.

Rubenstein recognizes that the MTGA, by entering into this Agreement, is not admitting any violation of any law, regulation, duty or obligation to Rubenstein or any wrongdoing or impropriety whatsoever; and Rubenstein similarly is not admitting any violation of law, regulation, duty or obligation to MTGA or any or impropriety whatsoever.

8.	CONFIDENTIALITY/NON-COMPETITION.

Rubenstein acknowledges that while employed by the MTGA, he had access to, possessed or was otherwise exposed to confidential information in connection with his employment concerning the MTGA, and that he was at all times under a duty to maintain the confidentiality of such information and not to use the same for his benefit or the benefit of another party. Rubenstein understands, acknowledges, and agrees that his duties, obligations and covenant to maintain the confidentiality of information concerning the MTGA continue indefinitely and do not terminate with the termination of his employment with the MTGA. By entering into this Agreement, Rubenstein agrees that any and all of his prior agreements to maintain the confidentiality of the MTGA information, including but not limited to those set forth in the Employment Agreement, shall continue hereinafter in full force and effect. Rubenstein hereby further affirms that he has returned to MTGA all documents, records, notebooks and similar repositories of or containing confidential information (“Confidential Documents”) and all personal property of the MTGA that were in his possession, including but not limited to keys, access cards, key fobs, cell phones, computers, documents in any form, customer and patron lists or other information about MTGA and its affiliates and its and their patrons including financial information, legal documents and information, and marketing and financial plans and strategies; and that any Confidential Documents not returned to MTGA have been destroyed or permanently and irrevocably deleted. In the event that Rubenstein should at any time in the future identify any confidential information or personal property of the MTGA in his actual or constructive possession, he shall forthwith return the same to the MTGA.

Rubenstein also acknowledges that he is and remains bound by and subject to a covenant not to compete with the MTGA in New York, New Jersey, Pennsylvania, Connecticut, Massachusetts, Rhode Island, Vermont, New Hampshire and Maine (the “Restricted Area”) for a period of one year after the Separation Date (the “Restricted Period”). Rubenstein covenants that in the Restricted Area and for the duration of the Restricted Period he shall abide by the terms of Section 8 of the Employment Agreement.

9.	NO WAIVER OF ATTORNEY-CLIENT PRIVILEGE

At all times material herein, Rubenstein has served in a professional capacity as General Counsel to MTGA. The MTGA expressly reserves and does not waive the attorney-client privilege between MTGA and Rubenstein. Rubenstein shall notify MTGA of any written or oral request or demand, or any compulsory process, issued to or served upon him, for testimony, production of records, or assistance, by or on behalf of any person or entity in any proceeding before any court, arbitral forum, or administrative agency, or in any inquiry or investigation prior or preparatory to any proceeding, in which MTGA is a party or in which MTGA has an interest; such notice by Rubenstein to be provided in writing at the earliest opportunity to the President and Chief Executive Officer of MTGA.

10.	NON-DISPARAGEMENT/COOPERATION/NON-INTERFERENCE.

MTGA and Rubenstein mutually covenant and agree that executive employees with the title of Senior Vice President or higher of MTGA and all Management Board members will make no comments, remarks or statements disparaging Rubenstein and Rubenstein will not make any comments, remarks or statements disparaging the MTGA or any of the Released Parties. Notwithstanding the foregoing, in no event shall Rubenstein be deemed to be in violation of his obligations under this covenant for providing information to and/or full and truthful responses to oral or written inquiries from any Tribal, State or Federal governmental or quasi-governmental agency(ies), including without limitation any gaming regulatory agencies, provided that such responses do not violate the attorney-client privilege, or are otherwise required by applicable law. Similarly, neither the MTGA nor the Released Parties shall be deemed in violation of its or their obligations under this covenant for providing information to and/or full and truthful responses to oral or written inquiries from any Tribal, State or Federal governmental or quasi-governmental agency(ies), including without limitation any gaming regulatory agencies, or as otherwise required by applicable law.

Rubenstein also agrees that he shall cooperate with and assist MTGA in addressing matters that arose during the course of his employment, including without limitation (i) the defense of any claims that may be made against MTGA, (ii) the prosecution of any claims that may be made by MTGA, to the extent that any such claims may relate to the duties and services performed by Rubenstein, and (iii) MTGA’s response to any inquiries by any gaming regulatory authorities having oversight of the MTGA or its subsidiaries Rubenstein further agrees to cooperate with and assist MTGA to a reasonable extent in the transition of business matters from Rubenstein to other executives at the MTGA through May 18, 2018. MTGA agrees to reimburse

Rubenstein for all of his reasonable out-of-pocket costs and expenses, including payment of reasonable attorneys’ fees necessarily incurred by Rubenstein in retaining counsel of his choice, in connection with providing such assistance and cooperation, and reimbursement of travel expenses in accordance with MTGA’s travel and reimbursement policy, unless any such reimbursement is expressly prohibited by written order issued by any gaming regulatory authority. MTGA acknowledges that Rubenstein’s cooperation and assistance contemplated hereby shall be subject to his reasonable availability.

MTGA shall take such reasonable steps as may be required to ensure the orderly withdrawal of Rubenstein’s gaming license(s) and/or gaming application(s) in each jurisdiction in which the termination of Rubenstein’s employment with the MTGA requires action by the MTGA or its subsidiaries to effect such withdrawal.

MTGA agrees to provide reasonable cooperation and assistance to Rubenstein in connection with any regulatory inquiries arising out of his employment, to the extent that such cooperation and assistance is not in conflict with any applicable code of conduct or regulatory requirement.

11.	PARTIES’ UNDERSTANDING OF AGREEMENT.

Rubenstein hereby acknowledges and agrees that he has been represented by legal counsel of his choosing in the development of this Agreement, that he has been advised of and is aware of the rights that he is waiving under this Agreement, and that he enters into this Agreement knowingly and voluntarily.

12.	SEVERABILITY.

If any provision of this Agreement is determined to be null, void, or inoperable for any reason, such provision shall be severable and the remaining provisions of this Agreement shall remain in full force and effect; provided that, in the event that the restrictions on Rubenstein’s competition as set forth in Section 8 of the Employment Agreement and Section 8 of this Agreement are found unenforceable as a result of any claim, suit or cause of action brought by Rubenstein or by any person, government agency, or any other entity on Rubenstein’s behalf at Rubenstein’s direction and as a result thereof Rubenstein becomes engaged in such employment or other activity that would have been prohibited by such covenant not to compete, the MTGA’s obligations to make the payments described in Section 3 of this Agreement shall cease.

13.	IN THE EVENT OF BREACH.

The parties agree that the provisions of Sections 17 and 18 of the Employment Agreement concerning Dispute Resolution are incorporated herein by reference. Notwithstanding the foregoing, in the event that Rubenstein breaches any of the provisions of Paragraph 8 of this Agreement, Rubenstein understands that the MTGA may exercise any available remedies including its right to bring an action to enjoin any such breach in any court having personal jurisdiction over him, as he acknowledges that MTGA would suffer irreparable harm in the event of such breach. Rubenstein further acknowledges that in no event shall MTGA have to prove special damages before proceeding with an injunction against him. Rubenstein also agrees that in the event he breaches any duty of confidentiality to MTGA and/or any covenant not to compete with MTGA, the MTGA may recover, in addition to any other legal damages, its reasonable attorneys’ fees, court costs and other litigation expenses incurred in investigating and prosecuting any breach, provided that Rubenstein may recover from the MTGA his reasonable attorneys’ fees, costs, and other litigation expenses if he prevails in any such proceeding. In addition, with respect to his breach or threatened breach of the confidentiality and/or non-competition provisions herein, MTGA has the right to notify Rubenstein’s new or prospective employer of the terms and conditions of this Agreement.

14.	GOVERNING LAW AND NO ASSIGNMENT.

This Agreement shall be construed in accordance with the laws of the State of Connecticut. Rubenstein understands and agrees that he may not assign this Agreement or any of his rights under this Agreement.

15.	COUNTERPARTS.

This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which shall together constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto set forth their hands on the dates opposite their signatures.

By:	/s/ Robert C. Rubenstein	Date: February 16, 2018
ROBERT C. RUBENSTEIN

MOHEGAN TRIBAL GAMING AUTHORITY

By:	/s/ Mario Kontomerkos	Date: February 16, 2018
MARIO KONTOMERKOS
Its: President/CEO

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